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                                                                      EXHIBIT 12


                                VECTOR GROUP LTD.

                       RATIO OF EARNINGS TO FIXED CHARGES
                      (Dollars in thousands, except ratios)

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                                                       YEAR ENDED DECEMBER 31,                       SIX MONTHS ENDED JUNE 30,
                                 ----------------------------------------------------------------    -------------------------
Earnings as Defined:                 1996          1997          1998          1999         2000          2000         2001
                                  ---------     ---------     ---------     ---------    ---------     ---------    ---------

Pre-Tax Income from Continuing
Operations ...................    $ (64,113)    $ (50,298)    $ (35,394)    $ 313,075    $ 271,347     $   5,762    $  19,621

Minority Interest Income .....           --            --            --            --      (18,910)           --           --

Interest Expense .............       60,556        61,778        79,704        54,378       30,610        23,639        3,600

Loss in Equity of Affiliate ..        7,808        26,646        28,717        11,315        5,597         2,913          102

Rental Expense ...............        1,303         1,207         1,011         2,454        2,702         1,256        1,689
                                  ---------     ---------     ---------     ---------    ---------     ---------    ---------


Total Earnings ...............    $   5,554     $  39,333     $  74,038     $ 381,222    $ 291,346     $  33,570    $  25,012
                                  =========     =========     =========     =========    =========     =========    =========

Fixed Charges as Defined:

Interest Expense .............    $  60,556     $  61,778     $  79,704     $  54,378    $  30,610     $  23,639    $   3,600

Capitalized Interest .........        6,387           693           761         3,287           --            --           --

Rental Expense ...............        1,303         1,207         1,011         2,454        2,702         1,256        1,689
                                  ---------     ---------     ---------     ---------    ---------     ---------    ---------

Total Fixed Charges ..........    $  68,246     $  63,678     $  81,476     $  60,119    $  33,312     $  24,895    $   5,289
                                  =========     =========     =========     =========    =========     =========    =========

Ratio of Earnings to Fixed
Charges ......................         0.17x         0.63x         0.92x         6.40x        8.75x         1.35x        4.73x

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